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Exhibit 1

DURBAN ROODEPOORT DEEP, LIMITED—DRD EXTENDS EMPEROR OFFER PERIOD

        DURBAN ROODEPOORT DEEP, LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 1895/000926/06)
(Share code: DUR)
(ISIN: ZAE 000015079)
(ARBN number: 086 277 616)
(NASDAQ Trading Symbol: DROOY)
(DRD)

DRD EXTENDS EMPEROR OFFER PERIOD

        DRD announced today that it is extending the scheduled closing date of its offer, described in DRDs Bidders Statement dispatched on 13 April 2004, for Emperor Mines Limited (Emperor) by a further 18 days to 19H00 (Sydney time) on 29 June 2004.

        DRDs offer remains open and capable of acceptance by Emperors shareholders. Emperor shareholders should refer to DRDs Bidders Statement dispatched on 13 April 2004 for details on the acceptance procedure, or they should contact their financial or other professional adviser if they are in any doubt as to how to act in relation to the offer.

Johannesburg

3 June 2004

Queries to Emperor Shareholder Infoline:
From within Australia is 1800 118 938 (toll free)
From outside Australia +61 8 9386 2651
As required by the Corporations Act, calls to these numbers will be recorded
Investor and Media Relations
Paul Downie, Porter Novelli
+61 893 861 233 (office)
+61 414 947 129 (mobile)

US Disclosures

        DRDs shares have not been registered under the U.S. Securities Act and may not be offered or sold within the United States or to U.S. persons unless they are registered under the U.S. Securities Act or an exemption from the registration requirements of the U.S. Securities Act is available.

        The offer described in DRDs Bidders Statement dispatched on 13 April 2004 is made for the securities of an Australian company. The offer is subject to disclosure requirements in Australia that are different from those of the United States. Certain financial statements included in the Bidders Statement have been prepared in accordance with South African, Australian and/or International Accounting Standards that may not be comparable to the financial statements of United States companies. It may be difficult for Emperors shareholders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since DRD is located in South Africa, and all of its officers and directors are residents of countries other than the United States. Emperors shareholders may not be able to sue DRD or its officers or directors in a non-U.S. court for violations of U.S. securities laws. It may be difficult to compel DRD and its affiliates to subject themselves to a U.S. courts judgment. You should be aware that DRD may purchase securities otherwise than under the offer in DRDs Bidders Statement, such as in the open market or privately negotiated transactions to the extent permitted under Australian law.

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DURBAN ROODEPOORT DEEP, LIMITED—DRD EXTENDS EMPEROR OFFER PERIOD